DIRECTOR INDEMNIFICATION AGREEMENT

This Director Indemnification Agreement, dated as of , 2019 (this “Agreement”), is made by and between WISeKey International Holding AG, a corporation incorporated under the laws of Switzerland (the Company) and (the Indemnitee), the director of the Company .

RECITALS

A.       The Indemnitee has agreed to serve or is currently serving as a director of the Company, and the Company desires that the Indemnitee serves or to continue serving in such capacity. The Indemnitee is willing, subject to certain conditions, including the execution and performance of this Agreement by the Company, to continue serving in such capacity.

B.       The Company has obtained, at its sole expense, insurance protecting the Company and its officers and directors, including the Indemnitee, against certain losses arising out of certain threatened, pending or completed action, suit, or proceeding to which such persons may be made or are threatened to be made parties.

NOW, THEREFORE, the Company and the Indemnitee agree for good and valuable consideration as follows:

1.                  INDEMNIFICATION

(a)                To the fullest extent permitted by the Swiss Code of Obligations (the CO), the Articles of Association of the Company, as may be amended (the Articles), and other applicable laws and regulations, the Company shall indemnify and hold harmless the Indemnitee if or when he is a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative (irrespective of whether such action, suit, proceeding or claim has been brought by or in the right of the Company or otherwise) , by reason of the fact that the Indemnitee was performing services as a director of the Company or is or was serving at the request of the Company as a director, trustee, officer, employee, member, manager or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in any such capacity, against any and all losses, damages, liabilities, costs, charges, expenses (including reasonable fees and expenses of attorneys or others; all such costs, charges and expenses being herein jointly referred to as Expenses), judgments, fines, penalties, and amounts paid in settlement, or other cases, actually incurred by the Indemnitee in connection therewith, including any appeal of or from any judgment or decision (altogether herein referred as Losses), if the Indemnitee acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company. In addition, with respect to any criminal action or proceeding, indemnification hereunder shall be made only if the Indemnitee had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, proceeding or claim by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not satisfy the foregoing applicable standard of conduct.

(b)               Notwithstanding the foregoing, the Company shall not indemnify the Indemnitee in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudged in a final and non-appealable judgment or decree of a court, arbitral tribunal or governmental or administrative authority of competent jurisdiction to have committed an intentional (vorsätzlich) or grossly negligent (grobfahrlässig) breach of his duties as a director under applicable law; provided, however, that to the extent applicable law changes after the date of this Agreement so that the Company may, under such law, at the applicable time, indemnify the Indemnitee to an extent greater than provided in this Section 1(b) (as a result of the restrictions contained in this Section 1(b)), the Company shall indemnify the Indemnitee without regard to the restrictions contained in this Section 1(b) to the fullest extent permitted under applicable law at such time.

(c)                To the fullest extent permitted under applicable law, the Company waives, and undertakes to cause its subsidiaries to waive, any claims it may have against the Indemnitee for loss, damage or costs howsoever caused to the Company and/or any of its subsidiaries by reason of his corporate status, unless any such loss, damage or cost is attributable to conduct (including omissions) constituting an intentional (vorsätzlich) or grossly negligent (grobfahrlässig) breach of his duties as a director under applicable law; provided, however, that to the extent applicable law changes after the date of this Agreement so that the Company may, under such law, at the applicable time, waive, or cause its Subsidiaries to waive, such claims against the Indemnitee to an extent greater than provided in this Section 1(c) (as a result of the restrictions contained in this Section 1(c)), the Company shall waive, or cause its Subsidiaries to waive, such claims against the Indemnitee without regard to the restrictions contained in this Section 1(c) to the fullest extent permitted under applicable law at such time.

(d)               Any indemnification under Section 1(a) hereof (unless ordered by a court or arbitral tribunal) shall be made by the Company only upon a determination relating to a specific case that indemnification of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1(a) and is not subject to the limitations set forth in Section 1(b) hereof. In order to pursue his rights to indemnification under this Agreement and for purposes of such determination, the Indemnitee shall present to the Company evidence in reasonable detail of all amounts for which indemnification is requested. The determination with respect to whether the Indemnitee is entitled to indemnification under this Agreement shall be made (i) on the basis of a presumption that the Indemnitee is entitled to such indemnification, and the Company shall have the burden of proof in seeking to overcome this presumption and (ii) by the Board of Directors of the Company (the Board) has resolved according to the quorum for board resolution as specified in the Company's Organizational Regulations of the directors who were not and are not parties to or threatened with such action, suit, proceeding or claim (the Disinterested Directors), or (ii) if such a quorum of Disinterested Directors is not available or if a majority of such quorum so directs, in a written opinion by independent legal counsel (designated for such purpose by the Board) who shall not be an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the Company, or any person to be indemnified, within the five years preceding such determination (the Independent Legal Counsel). The Company shall pay any and all reasonable fees and expenses of Independent Legal Counsel incurred acting pursuant to this Section and in any proceeding to which it is a party or witness in respect of its investigation and written report and shall pay all reasonable fees and expenses incident to the procedures in which such Independent Legal Counsel was selected or appointed.

(e)                To the extent that the Indemnitee has been successful on the merits or otherwise, including the dismissal of an action without prejudice, in defense of any action, suit, proceeding or claim referred to in Section 1(a) hereof, or in defense of any claim, issue or matter therein, he shall be indemnified against Expenses actually incurred by him in connection therewith.

(f)                Expenses actually incurred by the Indemnitee in defending any action, suit, proceeding or claim referred to in Section 1(a) hereof, or in defense of any claim, issue or matter therein, shall be paid by the Company as they are incurred in advance of the final disposition of such action, suit, proceeding or claim within 30 (thirty) calendar days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after the final disposition of such action, suit, proceeding or claim; provided, however, that the person or persons making the determination of the Indemnitee's entitlement to an advance of Expenses under this Section 1(f) have not determined that the Indemnitee would not be permitted to be indemnified under applicable law or under the terms and conditions of this Agreement. The Indemnitee's statement or statements shall include evidence of the Expenses incurred by or on behalf of the Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of the Indemnitee to repay any Expenses advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified against such Expenses.

(g)               For purposes of this Agreement, references to other enterprises shall include employee benefit plans; references to fines shall include any excise taxes assessed on the Indemnitee with respect to any employee benefit plan; references to serving at the request of the Company shall include any service as a director, officer, employee, member, manager or agent of the Company which imposes duties on, or involves services by, the Indemnitee with respect to an employee benefit plan, its participants or beneficiaries; references to the masculine shall include the feminine; references to the singular shall include the plural and vice versa; and the word including is used by way of illustration only and not by way of limitation.

2.                  ADDITIONAL RIGHTS

The rights to indemnification provided by this Agreement shall not be exclusive of any other rights of indemnification to which the Indemnitee may be entitled under the Articles, applicable law, any insurance policy, other agreement or vote of shareholders or directors or otherwise, as to any actions or failures to act by the Indemnitee, and shall continue after he has ceased to be a director, officer, employee or agent of the Company or other entity for which his service gives rise to a right hereunder, and shall inure to the benefit of his heirs, executors and administrators. For the avoidance of doubt, limitations on indemnification under any such other agreement or right will not affect the parties’ relative rights hereunder.

3.                  PARTIAL INDEMNITY

If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses actually or reasonably incurred by him in the investigation, defense, appeal or settlement of any proceeding, but not for all of the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for the portion thereof to which Indemnitee is entitled.

4.                  CERTAIN PROCEDURES RELATING TO INDEMNIFICATION

(a)                If the Disinterested Directors or, as the case may be, the Independent Legal Counsel determine(s) that the Indemnitee is entitled to indemnification and/or advance of Expenses under this Agreement, payment to the Indemnitee shall be made within 10 (ten) calendar days after such determination. The Indemnitee shall cooperate with the persons making such determination with respect to the Indemnitee's entitlement to indemnification or advance of Expenses under this Agreement, including providing to such person(s) or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination. Subject to the provisions of Section 4(b), (c) and (d), any costs or expenses (including reasonable attorneys' fees and disbursements) incurred by the Indemnitee in so cooperating with the person(s) making such determination shall be borne by the Company, and the Company hereby agrees to indemnify and hold the Indemnitee harmless from such costs and expenses. In the event the Indemnitee is determined not entitled to indemnification, the Company shall give, or cause to be given to, the Indemnitee written notice thereof specifying the reason therefor, including any determination of fact or conclusion of law relied upon in reaching such determination.

(b)               In the event that a determination is made pursuant to Section 1(f) hereof that the Indemnitee is not entitled to indemnification of Losses or advance of Expenses under this Agreement, the Indemnitee shall be entitled to an adjudication of such indemnification of Losses or advancement of Expenses by an arbitral tribunal appointed in accordance with Section 15 hereof.

(c)                In the event that a determination is made pursuant to Section 1(f) hereof that the Indemnitee is not entitled to indemnification of Losses or advance of Expenses under this Agreement, any arbitration commenced pursuant to this Agreement shall not be prejudiced by reason of that adverse determination. In any arbitral proceeding commenced pursuant to this Agreement, the Company shall have the burden of proving that the Indemnitee is not entitled to indemnification of Losses or advance of Expenses under this Agreement, as the case may be. If the Indemnitee commences an arbitral proceeding pursuant to this Agreement, the Indemnitee shall not be required to reimburse the Company for any advances pursuant to Section 1(f) unless and until a final and non-appealable award or judgment of a competent arbitral tribunal is rendered that the Indemnitee is not entitled to indemnification.

(d)               In the event that the Indemnitee, pursuant to this Agreement, seeks an arbitral adjudication to enforce his rights under, or to recover damages for breach of, this Agreement, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by him in such arbitral adjudication; provided, however, that if the arbitral tribunal confirms the decision that the Indemnitee is not entitled to recover from the Company, then the Expenses incurred by the Indemnitee in connection with the arbitral adjudication shall be borne by the Indemnitee. If it shall be determined in such arbitral adjudication that Indemnitee is entitled to receive part but not all of the indemnification of Losses or advance of Expenses sought, the Expenses incurred by Indemnitee in connection with such arbitral adjudication shall be appropriately prorated.

5.                  SUBROGATION; DUPLICATION OF PAYMENTS

(a)                In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights; provided, however, that such subrogation shall be subject to the Company executing an instrument in writing satisfactory to the Indemnitee in his discretion under which the Company agrees to fully indemnify, defend and hold harmless the Indemnitee from any Expense or other liability that may arise therein or therefrom.

(b)               The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has actually received payment (under any insurance policy, the Regulations or otherwise) of the amounts otherwise payable hereunder without any reservation of rights or other claim for potential disgorgement thereof, as determined by the Indemnitee in good faith.

6.                  DEFENSE OF CLAIMS; NOTICE

(a)       The Company shall be entitled to participate in the defense of any threatened or pending action, suit, proceeding or claim in respect of which the Indemnitee requests indemnification hereunder or to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee; provided, however, that if the Indemnitee believes, after consultation with counsel selected by the Indemnitee, that (i) the use of counsel chosen by the Company to represent the Indemnitee would present such counsel with an actual or potential conflict, (ii) the named parties in any such action, suit, proceeding or claim (including any impleaded parties) include both the Company and the Indemnitee and the Indemnitee shall conclude that there may be one or more legal defenses available to him that are different from or in addition to those available to the Company, (iii) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing or (iv) any such representation could be reasonably expected to increase Indemnitee's risk of liability, then the Indemnitee shall be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular action, suit, proceeding or claim) at the Company’s expense. The Company shall not, without the prior written consent of the Indemnitee, effect any settlement of any threatened or pending action, suit, proceeding or claim to which the Indemnitee is, or could have been, a party unless such settlement solely involves the payment of money and includes a complete and unconditional release of the Indemnitee from all liability on any claims that are the subject matter of such action, suit, proceeding or claim. The Indemnitee shall not unreasonably withhold its consent to any proposed settlement; provided that the Indemnitee may withhold consent to any settlement that does not provide a complete and unconditional release of the Indemnitee. Indemnitee shall not make any admission or effect any settlement without the Company’s written consent unless Indemnitee shall have determined to undertake his/her own defense in such matter and has waived the benefits of this Agreement.

(b)        Indemnitee shall provide to the Company prompt written notice of any proceeding brought, threatened, asserted or commenced against Indemnitee with respect to which Indemnitee may assert a right to indemnification hereunder; provided that failure to provide such notice shall not, in any way, limit Indemnitee’s rights under this Agreement

7.                  LIABILITY INSURANCE

For the duration of the Indemnitee’s service as a director of the Company, and thereafter for so long as the Indemnitee shall be subject to any pending or possible action, suit, proceeding or claim of the type described in Section 1 hereof, the Company shall cause to be maintained in effect policies of directors’ and officers’ liability insurance providing coverage for directors and/or officers of the Company that is at least substantially comparable in scope and amount to that provided by the Company’s current policies of directors’ and officers’ liability insurance. The Company shall provide, upon request, the Indemnitee with a copy of all directors’ and officers’ liability insurance applications, binders, policies, declarations, endorsements and other related materials, and shall provide the Indemnitee with a reasonable opportunity to review and comment on the same. In all policies of directors’ and officers’ liability insurance obtained by the Company, the Indemnitee shall be named as an insured in such a manner as to provide the Indemnitee the same rights and benefits, subject to the same limitations, as are accorded to the Company’s directors and officers most favorably insured by such policy.

8.                  MERGER OR OTHER FORM OF COMBINATION OR CONSOLIDATION

In the event that the Company shall be a constituent corporation in a consolidation, combination, merger, or other reorganization, the Company, if it shall not be the surviving, resulting, or acquiring corporation therein, shall procure that the surviving, resulting, or acquiring corporation agree to assume all of the obligations of the Company hereunder and to indemnify the Indemnitee to the full extent provided herein. Whether or not the Company is the resulting, surviving, or acquiring corporation in any such transaction, the Indemnitee shall stand in the same position under this Agreement with respect to the resulting, surviving, or acquiring corporation as he would have with respect to the Company if its separate existence had continued.

9.                  DURATION

This Agreement shall continue for so long as the Indemnitee may have any liability or potential liability by virtue of serving as a director of the Company, including, without limitation, the final termination of all pending actions, suits, proceedings or claims in respect of which the Indemnitee is granted rights of indemnification or advance of Expenses pursuant to this Agreement and of any action, suit, proceeding or claim commenced by the Indemnitee pursuant to this Agreement relating thereto and shall continue regardless of any change in the corporate status of the Indemnitee.

10.              SEVERABILITY

If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

11.              NON-TRANSFERABILITY; SUCCESSORS

Except as provided in Section 5 hereof, the rights to indemnification provided by this Agreement are personal to Indemnitee and are non-transferable by Indemnitee, and no party other than the Indemnitee is entitled to indemnification under this Agreement.

12.              SECURITY

To ensure that the Company’s obligations pursuant to this Agreement can be enforced by Indemnitee, the Company may, at its option, establish a trust or similar scheme pursuant to which the Company’s obligations pursuant to this Agreement and other similar agreements can be funded.

13.              NOTICES

All notices and other communications hereunder shall be in writing and shall be personally delivered or sent by recognized overnight courier service (a) if to the Company, to the then-current principal executive offices of the Company (Attention: General Counsel) or (b) if to the Indemnitee, to the last known address of Indemnitee as reflected in the Company’s records. Either party may change its address for the delivery of notices or other communications hereunder by providing notice to the other party as provided in this Section 14. All notices shall be effective upon actual delivery by the methods specified in this Section 14.

14.              GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Switzerland.

15.              ARBITRATION

Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement, or the breach thereof, shall be settled, to the exclusion of the ordinary courts, by arbitration administered by the Swiss Chamber of Commerce in accordance with the Swiss Rules of International Arbitration in force on the date when the notice of arbitration is submitted in accordance with the aforementioned Rules. The number of arbitrators shall be three. The seat of the arbitration shall be Geneva. The arbitral proceedings shall be conducted in the English language.

16.              MODIFICATION

This Agreement and the rights and duties of the Indemnitee and the Company hereunder may be modified only by an instrument in writing signed by both parties hereto.

17.              COUNTERPARTS

This Agreement may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all counterparts together will constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

WISeKey International Holding AG

By: ____________________________	By: ____________________________

Name: __________________________	Name: __________________________

Title: ___________________________	Title: ___________________________

______________________________
[Signature of Indemnitee]

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